Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-289175) and on Form S-3 (Nos. 333-291464 and 333-293438) of our report dated March 10, 2026, relating to the consolidated financial statements of High Roller Technologies, Inc. as of and for the years ended December 31, 2025 and 2024, appearing in this Form 10-K.

/s/ WithumSmith+Brown, PC

Whippany, New Jersey

March 10, 2026